Pacific Gold Entertainment Inc.

OPTION & LITERARY PURCHASE AGREEMENT

THIS OPTION & LITERARY PURCHASE AGREEMENT, made and entered into as of July 10, 2006, by and between Pacific Gold Entertainment Inc., having an office at #7 - 534 Cambie Street, Vancouver, British Columbia, V6B 2N7, Canada (“PGE”) and Somnambulist Imagery Inc., having an office at #6 - 534 Cambie Street, Vancouver, British Columbia, V6B 2N7, Canada (the” Seller”).

1. SELLER’S REPRESENTATIONS AND WARRANTIES:
(a)
Sole Proprietor: The Seller represents and warrants to PGE that the Seller is the sole and exclusive proprietor, throughout the world of that certain original literary material written by Mark Tuit entitled SUBHUMAN 2 (the “Literary Property”).

(b)	Facts: The Seller represents and warrants to PGE that the following statements are true and correct in all respects with respect to said literary material:
(i)	The Seller is the sole author of the Literary Property.
(ii)	The Literary Property was registered for copyright in the name of SUBHUMAN 2, under copyright registration number (Pending), in the Office of the United States Register of Copyrights, Washington, D.C.

No Motion Picture or dramatic version of the Literary Property, or any part of it, has been manufactured, produced, presented or authorized; no radio or television development, presentation or program based on the Literary Property, or any part of it, has been manufactured, produced, presented, broadcast or authorized; and no written or oral agreements or commitments at all with any respect to the Literary Property or with respect to any right therein, have previously been made or entered by or on behalf of the Seller (except with respect to the publication of the Literary Property as set forth above).

(c)
No Infringement or Violation of Third Party Rights: The Seller represents and warrants to PGE that the Seller has not adapted the Literary Property from any other literary, dramatic or other material of any kind, nature or description, nor, excepting for material which is in the public domain, has the Seller copied or used in the Literary Property the plot, scenes, sequence or story of any other literary, dramatic or other material; that the Literary Property does not infringe upon any common law or statutory rights in any other literary, dramatic, or other material; that as far as the Seller has knowledge, no material in the Literary Property is libelous or vocative of the right of privacy of any person and the full use of the rights in the Literary Property which are covered by the within option would not violate any rights of any person, firm or corporation; and that the Literary Property is not in the public domain in any country in the world where copyright protection is available.

(d)
No Impairment of Rights: The Seller represents and warrants to PGE that the Seller is the exclusive proprietor, throughout the world, of the rights in the Literary Property, which are covered by the within option; that the Seller has not assigned, licensed nor in any manner encumbered, diminished or impaired these rights; that the Seller has not committed nor omitted to perform any act by which these rights could or will be encumbered, diminished or impaired; and that there is no outstanding claim or litigation pending against or involving the title, ownership and/or copyright in the Literary Property, or in any part of it, or in the rights which are covered by the within option. The Seller further represents and warrants that no attempt hereafter will be made to encumber, diminish or impair any of the rights herein granted and that all appropriate protections of such rights will continue to be maintained by the Seller.

Without limiting any other rights PGE may have in the Literary Property, the Seller agrees that if there is any claim and/or litigation involving any breach or alleged breach of any such representations and warranties of the Seller, the option period granted hereunder and any periods within which PGE may, pursuant to the provisions of Clause 3 hereof, extend the option, will automatically be extended until no claim and/or litigation involving any breach or alleged breach of any such representation and warranties of the Seller is outstanding, but in any event not for a period more than one additional year.

Ex 4.5 - 1

Pacific Gold Entertainment Inc.

Any time after the occurrence of such a claim and/or litigation until the expiration of the option period, as extended, PGE may, besides any other rights and remedies PGE may have in the Literary Property, rescind this agreement and in such event, despite anything else to the contrary contained herein, the Seller agrees to repay PGE any monies paid by PGE to the Seller hereunder concerning the Literary Property and any reasonable amounts expended by PGE in developing or exploiting the Literary Property. Without limiting the generality of the foregoing, the Seller agrees that the Seller will not, any time during the option period, exercise or authorize or permit the exercise by others of any of the rights covered by the option or any of the rights reserved by the Seller under the provisions of Exhibit “A”, which are not to be exercised or licensed to others during any period therein specified.

2.
CONSIDERATION FOR OPTION: In consideration of the payment to the Seller of the sum of $1.00, receipt of which is acknowledged, the Seller agrees to and does give and grant to PGE the exclusive and irrevocable option to purchase from the Seller the rights in the Literary Property as described in Exhibit “A” for the total purchase price specified and payable as provided in Exhibit “A”, provided that any sums paid under this Clause 2 or any other provision of this agreement with respect to the option will be credited against the first sums payable on account of such purchase price. If PGE fails to exercise this option, then the sums paid to the Seller hereunder with respect to the option will be and remain the sole property of the Seller.

3.	OPTION PERIOD: The within option will be effective during the period commencing on July 10, 2006 and ending August 1, 2008 (the “Initial Option Period”).

4.	EXERCISE OF OPTION:
(a)	Notice of Exercise: If PGE elects to exercise the within option, PGE (any time during the Initial Option Period) will serve upon the Seller notice of the exercise of it.

(b)	The purchase price will be paid to the Seller according to Exhibit “A”.

5.
EFFECTIVENESS OF EXHIBITS “A” AND“B”: Concurrently with the execution of this agreement, the Seller has executed Exhibits “A” (Literary Purchase Agreement) and “B” (Short Form Option Agreement for Recordation), which are undated, and it is agreed that if PGE exercises the option (but not otherwise), then the signature of the Seller to Exhibits “A” and “B” will be deemed to be effective, and these Exhibits will constitute valid and binding agreements and assignment effective as of the date of exercise of such option, and PGE is authorized and empowered to date such instruments accordingly. If PGE fails to exercise the option, then the signature of the Seller to Exhibits “A” and “B” will be void and of no further force or effect whatever, and PGE will not be deemed to have acquired any rights in or to the Literary Property other than the option hereinabove provided for. If PGE exercises the option, PGE will execute and deliver to the Seller copies of Exhibit “A”, dated as of the date of the exercise of the option, and the Seller will, if so requested by PGE, execute and deliver to PGE additional copies of Exhibits “A” and “B”. Notwithstanding the failure or omission of either party to execute and/or deliver such additional documents, it is agreed that upon the exercise of the option by PGE pursuant to the provisions of Exhibit “A” will be deemed vested in PGE, effective as of the date of exercise of the option, which rights will be irrevocable.

6.
RIGHT TO ENGAGE IN PRE-PRODUCTION: The Seller acknowledges that PGE may, at its own expense, during the Initial Option Period, undertake pre-production activities in connection with any of the rights to be acquired hereunder including, without limitation, the preparation and submission of treatments and/or screenplays based on the Literary Property.

7.
RESTRICTIONS: During the Initial Option Period, the Seller will not exercise or otherwise use any of the rights herein granted to PGE and as more particularly described in Exhibit “A” hereof nor the rights reserved to the Seller pursuant to Clause 2 (Rights Reserved) of Exhibit “A”, nor will the Seller permit the use of nor will the Seller use any other right the Seller has reserved in a way that would in any manner or for any purpose unfairly compete with, interfere with or conflict with the full and unrestricted use of the rights herein granted to PGE and as described in Exhibit “A”.

Ex 4.5 - 2

Pacific Gold Entertainment Inc.

8.
ASSIGNMENT: This agreement and the rights granted hereunder may be assigned by PGE to any other person, firm or corporation without the consent of the Seller, provided the assignee accepts all the obligations of PGE under this agreement as a condition of the assignment.

9.
FORCE MAJEURE:“Force Majeure” means any fire, flood, earthquake or public disaster; strike, labor dispute or unrest; embargo, riot, war, insurrection or civil unrest; any act of God, any act of legally constituted authority; or any other cause beyond PGE’s control which would excuse PGE’s performance as a matter of law. If because of Force Majeure, PGE’s performance hereunder is delayed or prevented, then the Initial Option period will be extended for the time of such delay or prevention.

10.
SECTION HEADINGS: The headings of paragraphs, sections and other subdivisions of this agreement are for convenient reference only and they will not be used in any way to govern, limit, modify, construe this agreement or any part or provision of it.

11.
ARBITRATION: Any controversy or claim arising out of or in relation to this agreement or the validity, construction or performance of this agreement, or the breach thereof, will be resolved by arbitration in accordance with the rules and procedures of the American Film Marketing Association, as said rules may be amended from time to time with rights of discovery if requested from the arbitrator. Such rules and procedures are incorporated and made a part of this agreement by reference. If the American Film Marketing Association refuses to accept jurisdiction of such dispute, then the parties will arbitrate such matter before and in accordance with the rules of the Canadian Arbitration Association under its jurisdiction in Vancouver, British Columbia before a single arbitrator familiar with entertainment law. The parties will have the right to engage in pre-hearing discovery in connection with such arbitration proceedings if approved by the arbitrator. The parties hereto will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award and that the prevailing party in such arbitration and/or confirmation proceeding will be entitled to recover its reasonable attorneys fees and expenses. The arbitration award will be final, binding and non-appealable.

12.
ENTIRE AGREEMENT: This agreement, including the Exhibits attached hereto, contains the complete understanding and agreement between the parties with respect to the within subject matter, and supersedes all other agreements between the parties whether written or oral relating thereto, and may not be modified or amended except by written instrument executed by both of the parties hereto. This agreement will in all respects be subject to the laws of the Province of British Columbia applicable to agreements executed and wholly performed within such Province. All the rights, licenses, privileges and property herein granted to PGE are irrevocable and not subject to rescission, restraint, or injunction under any or all circumstances.

IN WITNESS WHEREOF, the parties hereto have signed this Option & Literary Purchase Agreement as of the day and year first hereinabove written.

Pacific Gold Entertainment Inc.

Per: /s/ Ron Loudoun
___________________________________
BUYER: Ron Loudoun (CFO)

Somnambulist Imagery Inc.

Per: /s/ Mark Tuit
___________________________________
SELLER: Mark Tuit (President)

Ex 4.5 - 3

Pacific Gold Entertainment Inc.

EXHIBIT “A”

This Literary Purchase Agreement made on July 10, 2006, by and between Somnambulist Imagery Inc (hereinafter the “Seller”) and Pacific Gold Entertainment Inc. (hereinafter “PGE”).

WITNESSETH

WHEREAS, the Seller is the sole and exclusive owner throughout the world of all rights in and to the literary work entitled: SUBHUMAN 2 (previously known as SHELF LIFE), written by Mark Tuit, which work has been filed in the United States Copyright Office under Copyright Registration Number (Pending); this work, including all adaptations and/or versions, the titles, characters, plots, themes and storyline, is collectively called the “Literary Property”; and

WHEREAS, PGE wants to acquire certain rights of the Seller in consideration for the purchase price provided herein and in reliance upon the Seller’s representations and warranties;

NOW, THEREFORE, the parties agree to as follows:

1.
RIGHTS GRANTED: The Seller sells, grants, conveys and assigns to PGE, its successors, licensees and assigns exclusively and forever, all motion picture rights (including all silent, sound dialogue and musical motion picture rights), all television motion-picture and other television rights, with all radio broadcasting rights and all publication rights for advertisement, publicity and exploitation purposes, and certain incidental and allied rights, throughout the world, in and to the Literary Property and in and to the copyright of it and all renewals and extensions of copyright. Included among the rights granted to PGE hereunder (without in any way limiting the grant of rights hereinabove made) are the following sole and exclusive rights throughout the world:

(a)
To make, produce, adapt and copyright one or more motion picture adaptations or versions, whether fixed on film, tape, disc, wire, audio-visual cartridge, cassette, DVD, or through any other technical process whether now known or from now on devised, based in whole or in part on the Literary Property, of every size, gauge, colour or type, including, but not limited to, musical motion pictures and remakes of and sequels to any motion picture produced hereunder and motion pictures in series or serial form, and for such purposes to record and reproduce and license others to record and reproduce, in synchronization with such motion pictures, spoken words taken from or based upon the text or theme of the property and any kinds of music, musical accompaniments and/or lyrics to be performed or sung by the performers in any such motion picture and any other kinds of sound and sound effects.

(b)	To exhibit, perform, rent, lease and generally deal in and with any motion picture produced hereunder:
(i)
by all means or technical processes whatsoever, whether now known or from now on devised including, by way of example only, film, tape, disc, wire, audio-visual cartridge, cassette, DVD, or television (including commercially sponsored, sustaining, and subscription or pay-per-view television, or any derivative of it); and

(ii)	anywhere whatsoever, including homes, theatres and elsewhere, and whether a fee is charged, directly or indirectly, for viewing any such motion picture.

(c)
To broadcast, transmit or reproduce the Literary Property or any adaptation or version of it (including without limitations to, any motion picture produced hereunder and/or any script or other material based on or using the Literary Property or any of the characters, themes or plots of it), by means of television or any process analogous thereto whether now known or from now on devised (including commercially sponsored, sustaining and subscription or pay-per-view television, Internet and Video on Demand), by motion pictures produced on films or by means of magnetic tape, wire, disc, audio-visual cartridge, DVD, or any other device now known or from now on devised and including such television productions presented in series or serial form, and the exclusive right generally to exercise for television purposes all the rights granted to PGE hereunder for motion picture purposes.

Ex 4.5 - 4

Pacific Gold Entertainment Inc.

(d)
Without limiting any other rights granted PGE, to broadcast and/or transmit by television or radio or any process analogous thereto whether now known or from now on devised, all or any part of the Literary Property or any adaptation or version of it, including any motion picture or any other version or versions of it, and announcements about said motion picture or other version or versions, for advertising, publicizing or exploiting such motion picture or other version or versions, which broadcasts or transmissions may be accomplished with living actors performing simultaneously with such broadcast or transmission or by any other method or means including the use of motion pictures (including trailers) reproduced on film or by means of magnetic tape or wire or through other recordings or transcriptions.

(e)
To publish and copyright or cause to be published and copyrighted in the name of the PGE or its nominee in any languages throughout the world, in any form or media, synopses, novelizations, serializations, dramatizations, abridged and/or revised versions of the Literary Property, adapted from the Literary Property or from any motion picture and/or other version of the Literary Property for advertising, publicizing and/or exploiting any such motion picture and/or other version.

(f)
For the foregoing purposes to use all or any part of the Literary Property and any of the characters, plots, themes and/or ideas contained therein, and the title of the Literary Property and any title or subtitle of any component of the Literary Property, and to use said titles or subtitles for any motion picture or other version or adaptation whether the same is based on or adapted from the Literary Property and/or as the title of any musical composition contained in any such motion picture or other version or adaptation.

(g)
To use and exploit commercial or merchandise tie-ups and recordings of any sort and nature arising out of or connected with the Literary Property and/or its motion picture or other versions and/or the title or titles of it and/or the characters of it and/or their names or characteristics.

All rights, licenses, privileges and property herein granted PGE will be cumulative and PGE may exercise or use any or all said rights, licenses, privileges or property simultaneously with or in connection with or separately and apart from the exercise of any other of said rights, licenses, privileges and property. If the Seller from now on makes or publishes or permits to be made or published any revision, adaptation, sequel, translation or dramatization or other versions of the Literary Property, then PGE will have and the Seller grants to PGE without payment therefore all of the same rights therein as are herein granted PGE. The terms “Picture” and “Pictures” as used herein will be deemed to mean or include any present or future kind of motion picture production based upon the Literary Property, with or without sound recorded and reproduced synchronously with it, whether the same is produced on film or digitally or by any other method or means now or from now on used for the production, exhibition and/or transmission of any kind of motion picture productions.

2.	RIGHTS RESERVED: The following rights are reserved to the Seller for the Seller’s use and disposition, subject, however, to the provisions of this agreement:

(a)
Stage Rights: The right to perform the Literary Property or adaptations of it on the spoken stage with actors appearing in person in the immediate presence of the audience, provided no broadcast, telecast, recording, photography or other reproduction of such performance is made. The Seller agrees not to exercise, or permit any other person to exercise, said stage rights earlier than three (3) years after the first general release or telecast, if earlier, of the first Picture produced hereunder, or five (5) years after the date of exercise of PGE’s option to acquire the Literary Property, whichever is earlier.

(b)
Author-Written Sequel: A literary property (story, novel, drama or otherwise), whether written before or after the Literary Property and whether written by the Seller or by a successor in interest of the Seller, using one or more of the characters appearing in the Literary Property, participating in different events from those found in the Literary Property, and whose plot is substantially different from that of the Literary Property. The Seller will have the right to exercise publication rights (i.e., in book or magazine form) any time.

Ex 4.5 - 5

Pacific Gold Entertainment Inc.

(c)
The Seller agrees not to exercise, or permit any other person to exercise, any other rights (including but not limited to motion picture or allied rights) of any kind in or to any author-written sequel earlier than one year after the first general release of the first Picture produced hereunder, or two years after the date of exercise of PGE’s option to acquire the Literary Property, whichever is earlier, provided such restriction on the Seller’s exercise of said author-written sequel rights will be extended to any period during which there is in effect, in any particular country or territory, a network television broadcasting agreement for a television motion picture, (i) based upon the Literary Property, or (ii) based upon any Picture produced in the exercise of rights assigned herein, or (iii) using a character or characters of the Literary Property, plus one year, which will also be a restricted period in such country or territory, whether such period occurs wholly or partly during or entirely after the one (1) year period first referred to in this clause. Any disposition of motion picture or allied rights in an author-written sequel made to any person or company other than PGE will be made subject to the following limitations and restrictions:

(d)
Since the characters of the Literary Property are included in the exclusive grant of motion picture rights to PGE, no sequel rights or television series rights to the Literary Property may be granted, but such characters from the Literary Property which are contained in the author-written sequel may be used in a motion picture and remakes of it whose plot is based substantially on the plot of the respective author-written sequel.

It is expressly agreed that the Seller’s reserved rights under this sub clause relate only to material written or authorized by the Seller and not to any revision, adaptation, sequel, translation or dramatization written or authorized by PGE, although the same may contain characters or other elements contained in the Literary Property.

3.
RIGHT TO MAKE CHANGES: The Seller agrees that PGE will have the unlimited right to vary, change, alter, modify, add to and/or delete from the Literary Property, and to rearrange and/or transpose the Literary Property and change the sequence of it and the characters and descriptions of the characters contained in the Literary Property, and to use a portion or portions of the Literary Property or the characters, plots, or theme of it with any other literary, dramatic or other material of any kind. The Seller waives the benefits of any provisions of law known as the “droit moral” or any similar law in any country of the world and agrees not to permit or prosecute any action or lawsuit on the ground that any Picture or other version of the Literary Property produced or exhibited by PGE, its assignees or licensees, in any way constitutes an infringement of any of the Seller’s droit moral or is in any way a defamation or mutilation of the Literary Property or any part of it or contains unauthorized variations, alterations, modifications, changes or translations.

4.
DURATION AND EXTENT OF RIGHTS GRANTED: PGE will enjoy, solely and exclusively, all the rights, licenses, privileges and property granted hereunder throughout the world, in perpetuity, as long as any rights in the Literary Property are recognized in law or equity, except as far as such period of perpetuity may be shortened due to any now existing or future copyright by the Seller of the Literary Property and/or any adaptations of it, in which case PGE will enjoy its sole and exclusive rights, licenses, privileges and property hereunder to the fullest extent permissible under and for the full duration of such copyright or copyrights, whether common law or statutory, and any renewals and/or extensions of it, and will after that enjoy all such rights, licenses, privileges and property non-exclusively in perpetuity throughout the world. The rights granted herein are in addition to and will not be construed in derogation of any rights which PGE may have as a member of the public or pursuant to any other agreement. All rights, licenses, privileges and property granted herein to PGE are irrevocable and not subject to rescission, restraint or injunction under any circumstances.

(a)
All rights granted or agreed to be granted to PGE under this agreement will be irrevocably vested in PGE and will not be subject to rescission by the Seller or any other party for any cause, nor will said rights be subject to termination or reversion by operation of law or otherwise, except to the extent, if any, that the provisions of any copyright law or similar law relating to the right to terminate grants of, or recapture rights in, literary property may apply. If, pursuant to any such copyright law or similar law, the Seller or any successor or any other legally designated party (all herein referred to as the “terminating party”) becomes entitled to exercise any right to reversion, recapture or termination (the “termination right”) with respect to all or any part of the rights granted or to be granted under this Agreement,

Ex 4.5 - 6

Pacific Gold Entertainment Inc.
(b)
and if the terminating party exercises said termination right with respect to all or part of said rights (the “recaptured rights”), then from and after the date on which the terminating party has the right to transfer to a third party all or part of the recaptured rights, PGE will have the first right to purchase and acquire the recaptured rights from the terminating party. If the terminating party is prepared to accept a bona fide offer from a third party with respect to all or part of the recaptured rights, then in each such instance the terminating party will notify PGE of such offer which the terminating party is prepared to accept and the name of the third party who made the offer to the terminating party, and the terminating party will offer PGE the right to enter into an agreement with the terminating party with respect to the recaptured rights on the aforesaid terms and conditions. PGE will have 30 days from the date of its receipt of such written offer within which to notify the terminating party of its acceptance of such offer. If PGE acquires from the terminating party all or part of the recaptured rights, then the terminating party agrees to enter into appropriate written agreements with PGE covering said acquisition. If PGE elects not to purchase the recaptured rights from the terminating party, then the terminating party may dispose of said recaptured rights, but only to the aforesaid third party and only upon the terms and conditions specified in the aforesaid written notice given by the terminating party to PGE, it being understood and agreed that the terminating party may not dispose of said recaptured rights either to: (i) any other proposed transferee; or (ii) upon terms and conditions which are more favorable to any transferee than the terms and conditions previously offered to PGE hereunder, without again offering to enter into an agreement with PGE on: (A) the terms offered to such other transferee; or (B) such more favorable terms and conditions offered to said proposed transferee, whichever of (A) or (B) will apply. Any such required offer made to PGE by the terminating party will be governed by the procedure set forth in the preceding four sentences of this Paragraph. The unenforceability of any portion of this paragraph will not invalidate or affect the remaining portions of this paragraph or this agreement.

5.	CONSIDERATION: As consideration for all rights granted and assigned to PGE and for the Seller’s representations and warranties, PGE agrees to pay to the Seller, and the Seller agrees to accept:

(a)
For a theatrical or television motion picture $32,000. CDN payment (payable first day of production, in equal but not preferred order to other parties involved in receiving deferred payment), besides any sums paid in connection with the option periods so payable upon exercise of the option to acquire the Literary Property.

6.	REPRESENTATIONS AND WARRANTIES:

(a)
Sole Proprietor: The Seller represents and warrants to PGE that the Seller is the sole and exclusive proprietor, throughout the universe, of that certain original literary material written by the Seller entitled “SUBHUMAN 2”.

(b)	Facts: The Seller represents and warrants to PGE as follows:
(i) The Seller is the sole author and creator of the Literary Property.

(ii) The Literary Property was registered for copyright in the name of SUBHUMAN 2, under copyright registration number (Pending) in the Office of the United States Register of Copyrights, Washington, D.C.

(iii) No motion picture or dramatic version of the Literary Property, or any part of it, has been manufactured, produced, presented or authorized; no radio or television development, presentation, or program based on the Literary Property, or any part of it, has been manufactured, produced, presented, broadcast or authorized; and no written or oral agreements or commitments at all with respect to the Literary Property, or with respect to any rights therein have been made or entered by or on behalf of the Seller (except with respect to the Publication of the Literary Property as set forth above).

(iii)	None of the rights herein granted and assigned to PGE have been granted and/or assigned to any person, firm or corporation other than PGE.

Ex 4.5 - 7

Pacific Gold Entertainment Inc.

(c)
No Infringement or Violation of Third-Party Rights: The Seller represents and warrants to PGE that the Seller has not adapted the Literary Property from any other literary, dramatic or other material of any kind, nature or description, nor, except material which is in the public domain, has the Seller copied or used in the Literary Property the plot, scenes, sequence or story of any other literary, dramatic or other material; that the Literary Property does not infringe upon any common law or statutory rights in any other literary, dramatic or other material; that no material contained in the Literary Property is libelous or violative of the right of privacy of any person; that the full utilization of any and all rights in and to the Literary Property granted by the Seller pursuant to this agreement will not violate the rights of any person, firm or corporation; and that the Literary Property is not in the public domain in any country in the world where copyright protection is available.

(d)
No Impairment of Rights: The Seller represents and warrants to PGE that the Seller is the exclusive proprietor, throughout the universe, of all rights in and to the Literary Property granted herein to PGE; that the Seller has not assigned, licensed or in any manner encumbered, diminished or impaired any such rights; that the Seller has not committed or omitted to perform any act by which such rights could or will be encumbered, diminished or impaired; and that there is no outstanding claim or litigation pending against or involving the title, ownership and/or copyright in the Literary Property, or in any part thereof, or in any rights granted herein to PGE. The Seller further represents and warrants that no attempt will be made hereafter to encumber, diminish or impair any of the rights granted herein and that all appropriate protection of such rights will continue to be maintained by the Seller.

7.	INDEMNIFICATION:

(a)
The Seller agrees to indemnify PGE against all judgments, liability, damages, penalties, losses and expense (including reasonable attorneys’ fees) which may be suffered or assumed by or obtained against PGE by reason of any breach or failure of any warranty or agreement made by the Seller in this agreement.

(b)
PGE will not be liable to the Seller for damages of any kind in connection with any Picture it may produce, distribute or exhibit, or for damages for any breach of this agreement (except failure to pay the money consideration herein specified) occurring or accruing before PGE has had reasonable notice and opportunity to adjust or correct such matters.

(c)	All rights, licenses and privileges herein granted to PGE are irrevocable and not subject to rescission, restraint or injunction under any circumstances.

8.
PROTECTION OF RIGHTS GRANTED: The Seller grants to PGE the free and unrestricted right, but at PGE’s own cost and expense, to institute in the name and on behalf of the Seller, or the Seller and PGE jointly, any and all suits and proceedings at law or in equity, to enjoin and restrain any infringements of the rights herein granted, and assigns and sets over to PGE any and all causes of action relative to or based upon any such infringement, as well as any and all recoveries obtained thereon. The Seller will not compromise, settle or in any manner interfere with such litigation if brought; and PGE agrees to indemnify and hold the Seller harmless from any costs, expenses, or damages that the Seller may suffer as a result of any such suit or proceeding.

9.	COPYRIGHT: Regarding the copyright in and to the Literary Property, the Seller agrees that:

(a)
The Seller will prevent the Literary Property and any arrangements, revisions, translations, novelizations, dramatizations or new versions thereof, whether published or unpublished and whether copyrighted or not copyrighted, from vesting in the public domain, and will take or cause to be taken any and all steps and proceedings required for copyright or similar protection in any and all countries in which the same may be published or offered for sale, insofar as such countries now or hereafter provide for copyright or similar protection. Any contract or agreement entered into by the Seller authorizing or permitting the publication of the Literary Property or any arrangements, revisions, translations, novelizations, dramatizations or new versions thereof in any country will contain appropriate provisions requiring such publisher to comply with all the provisions of this clause.

Ex 4.5 - 8

Pacific Gold Entertainment Inc.

(b)
Without limiting the generality of the foregoing, if the Literary Property or any arrangement, revision, translation, novelizations, dramatization or new version thereof is published in the United States or in any other country in which registration is required for copyright or similar protection in accordance with the laws and regulations of such country, and the Seller further agrees to affix or cause to be affixed to each copy of the Literary Property or any arrangement, revision, translation, novelizations, dramatization or new version thereof which is published or offered for sale such notice or notices as may be required for copyright or similar protection in any country in which such publication or sale occurs.

(c)
At least six months prior to the expiration of any copyright required by this provision for the protection of the Literary Property, the Seller will renew (or cause to be renewed) such copyright, as permitted by applicable law, and any and all rights granted PGE hereunder will be deemed granted to PGE throughout the full period of such renewed copyright, without the payment of any additional consideration, it being agreed that the consideration payable to the Seller under this agreement will be deemed to include full consideration for the grant of such rights to PGE throughout the period of such renewed copyright.

(d)
If the Literary Property, or any arrangement, revision, translation, novelization, dramatization or new version thereof, will ever enter the public domain, then nothing contained in this agreement will impair any rights or privileges that the PGE might be entitled to as a member of the public; thus, the PGE may exercise any and all such rights and privileges as though this agreement were not in existence. The rights granted in this agreement by the Seller to PGE, and the representations, warranties, undertakings and agreements made under this agreement by the Seller, will endure in perpetuity and will be in addition to any rights, licenses, privileges or property of PGE referred to in this sub clause (d).

10.
CREDIT OBLIGATIONS: PGE will have the right to publish, advertise, announce and use in any manner or medium, the name, biography and photographs or likenesses of the Seller in connection with any exercise by PGE of its rights hereunder, provided such use will not constitute an endorsement of any product or service.

During the term of the Writers Guild of Canada Minimum Basic Agreement (“WGC Agreement”), as it may be amended, the credit provisions of the WGC Agreement will govern the determination of credits, if any, which the PGE will accord the Seller hereunder in connection with photoplays.

Subject to the foregoing, the Seller will be accorded the following credit at Producer’s discretion on screen and in paid ads controlled by PGE and in which any other writer is accorded credit, and in size of type (as to height, width, thickness and boldness) equal to the largest size of type in which any other writer is accorded credit:

“Written by Mark Tuit”

Additionally, if PGE exploits any other rights in and to the Literary Property, then PGE agrees to give appropriate source material credit to the Literary Property, to the extent that such source material credits are customarily given in connection with the exploitation of such rights.

No casual or inadvertent failure to comply with any of the provisions of this clause will be deemed a breach of this agreement by the PGE. The Seller expressly acknowledges that in the event of a failure or omission constituting a breach of the provisions of this paragraph, the damage (if any) caused the Seller thereby is not irreparable or sufficient to entitle the Seller to injunctive or other equitable relief. Consequently, the Seller’s rights and remedies in the event of such breach will be limited to the right to recover damages in an action at law. PGE agrees to provide in its contracts with distributors of the Picture that such distributors will honor PGE’s contractual credit commitments and agrees to inform such distributors of the credit provisions herein.

Ex 4.5 - 9

Pacific Gold Entertainment Inc.

11.
RIGHT OF FIRST NEGOTIATION: The term “Right of First Negotiation” means that if, after the expiration of an applicable time limitation, the Seller desires to dispose of or exercise a particular right reserved to the Seller herein (the “Reserved Right”), whether directly or indirectly, then the Seller will notify PGE in writing and immediately negotiate with PGE regarding such Reserved Right. If, after the expiration of 90 days following the receipt of such notice, no agreement has been reached, then the Seller may negotiate with third parties regarding such Reserved Right subject to Clause 12 infra.

12.
RIGHT OF LAST REFUSAL: The term “Right of Last Refusal” means that if PGE and the Seller fail to reach an agreement pursuant to PGE’s right of first negotiation, and the Seller makes and/or receives any bona fide offer to license, lease and/or purchase the particular Reserved Right or any interest therein (a “Third-Party Offer”), and if the proposed purchase price and other material terms of a Third-Party Offer are no more favorable to the Seller than the terms which were acceptable to PGE during the first negotiation period, the Seller will notify PGE, by registered mail or telegram, if the Seller proposes to accept such Third-Party Offer, the name of the offerer, the proposed purchase price, and other terms of such Third-Party Offer. During the period of 30 days after PGE’s receipt of such notice, PGE will have the exclusive option to license, lease and/or purchase, as the case may be, the particular Reserved Right or interest referred to in such Third-Party Offer, at the same purchase price and upon the same terms and conditions as set forth in such notice. If PGE elects to exercise thereof by registered mail or telegram within such thirty (30) day period, failing which the Seller will be free to accept such Third-Party Offer; provided that if any such proposed license, lease and/or sale is not consummated with a third party within 90 days following the expiration of the aforesaid 30 day period, PGE’s Right of Last Refusal will revive and will apply to each and every further offer or offers at any time received by the Seller relating to the particular Reserved Right or any interest therein; provided, further, that PGE’s option will continue in full force and effect, upon all terms and conditions of this paragraph, so long as the Seller retains any rights, title or interest in or to the particular Reserved Right. PGE’s Right of Last Refusal will inure to the benefit of PGE, its successors and assigns, and will bind the Seller and the Seller’s heirs, successors and assigns.

13.
NO OBLIGATION TO PRODUCE: Nothing herein will be construed to obligate PGE to produce, distribute, release, perform or exhibit any motion picture, television, theatrical or other production based upon, adapted from or suggested by the Literary Property, in whole or in part, or otherwise to exercise, exploit or make any use of any rights, licenses, privileges or property granted herein to PGE.

14.
ASSIGNMENT: PGE may assign and transfer this agreement or all or any part of its rights hereunder to any person, firm or corporation without limitation, and this agreement will be binding upon and inure to the benefit of the parties hereto and their successors, representatives and assigns forever.

15.
NO PUBLICITY: The Seller will not, without PGE’s prior written consent in each instance, issue or authorize the issuance or publication of any new story or publicity relating to (i) this agreement, (ii) the subject matter or terms hereof, or to any use by PGE, its successors, licensees and assigns, and (iii) any of the rights granted PGE hereunder.

16.	AGENT COMMISSIONS: PGE will not be liable for any compensation or fee to any agent of the Seller in connection with this Agreement.

17.
ADDITIONAL DOCUMENTATION: The Seller agrees to execute and procure any other and further instruments necessary to transfer, convey, assign and copyright all rights in the Literary Property granted herein by the Seller to PGE in any country throughout the world. If it will be necessary under the laws of any country that copyright registration be acquired in the name of the Seller, PGE is authorized by the Seller to apply for said copyright registration thereof; and, in such event, the Seller will and does assign and transfer the same unto PGE, subject to the rights in the Literary Property reserved hereunder by the Seller. The Seller further agrees, upon request, to duly execute, acknowledge, procure and deliver to PGE such short form assignments as may be requested by PGE for the purpose of copyright recordation in any country, or otherwise. If the Seller fails to so execute and deliver, or cause to be executed and delivered, the assignments or other instruments herein referred to, PGE is irrevocably granted the power coupled with an interest to execute such assignments and instruments in the name of the Seller and as the Seller’s attorney-in-fact.

Ex 4.5 - 10

Pacific Gold Entertainment Inc.

18.
NOTICES: All notices to PGE under this agreement will be sent by Canada Post registered mail, postage prepaid, or by telegram addressed to PGE at #7 - 534 Cambie Street Vancouver BC V6B- 2N7, and all notices to the Seller under this agreement will be sent by Canada Post registered mail, postage prepaid, or by telegram addressed to the Seller at #7 - 534 Cambie Street, Vancouver, British Columbia, V6B 2N7. The date of such deposit will be deemed to be the date of service of such notice.

19.
ARBITRATION: Any controversy or claim arising out of or in relation to this Agreement or the validity, construction or performance of the Agreement, or the breach thereof, will be resolved by arbitration in accordance with the rules and procedures of the American Film Marketing Association, as said rules may be amended from time to time with rights of discovery if requested from the arbitrator. Such rules and procedures are incorporated and made a part of this Agreement by reference. If the American Film Marketing Association will refuse to accept jurisdiction of such dispute, then the parties will arbitrate such matter before and in accordance with the rules of the Canadian Arbitration Association under its jurisdiction in Vancouver, British Columbia before a single arbitrator familiar with entertainment law. The parties will have the right to engage in pre-hearing discovery in connection with such arbitration proceedings if approved by the arbitrator. The parties hereto will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award and that the prevailing party in such arbitration and/or confirmation proceeding will be entitled to recover its reasonable attorneys fees and expenses. The arbitration award will be final, binding and non-appealable.

[This space intentionally left blank]

Ex 4.5 - 11

Pacific Gold Entertainment Inc.

20.	MISCELLANEOUS:

(a)	Relationship: This agreement between the parties does not constitute a joint venture or partnership of any kind.
(b)
Cumulative Rights and Remedies: All rights, remedies, licenses, undertakings, obligations, covenants, privileges and other property granted herein will be cumulative, and PGE may exercise or use any of them separately or in conjunction with any one or more of the others.

(c)
Waiver: A waiver by either party of any term or condition of this agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or any subsequent breach thereof.

(d)
Severability: If any provision of this agreement as applied to either party or any circumstances will be adjudged by a court to be void and unenforceable, such will in no way affect any other provision of this agreement, the application of such provision in any other circumstance, or the validity or enforceability of this agreement.

(e)	Governing Law: This agreement will be construed in accordance with the laws of the Province of British Columbia applicable to agreement which are executed and fully performed within said Province.
(f)	Captions: Captions are inserted for reference and convenience only and in no way define, limit or describe the scope of this agreement or intent of any provision.
(g)
Entire Understanding: This agreement contains the entire understanding of the parties relating to the subject matter, and this agreement cannot be changed except by written agreement executed by the party to be bound.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

Somnambulist Imagery Inc.

Per: /s/ Mark Tuit     10 July 2006
__________________________________  ___________________________________
Mark Tuit (Writer)    Date

Pacific Gold Entertainment Inc.

Per: /s/ Ron Loudoun     10 July 2006
__________________________________  ___________________________________
Ron Loudoun (CFO)    Date

Ex 4.5 - 12

Pacific Gold Entertainment Inc.

EXHIBIT “B”

OPTION AGREEMENT
(Short Form)

For good and valuable consideration, receipt of which is acknowledged, the undersigned grants to Pacific Gold Entertainment Inc. (“PGE”), its successors and assigns, the sole and exclusive option to purchase all motion picture and certain allied rights, in the original literary and/or dramatic work (the “Work”) described as follows:

Title: Subhuman 2
Author: Mark Tuit
Copyright Registration: (Pending)

The Work includes but is not limited to: (i) all contents; (ii) all present and future adaptations; (iii) the title, characters and theme; and (iv) the copyright and all renewals and extensions of copyright.

This instrument is executed in accordance with and is subject to the agreement (the “Option Agreement”) between the undersigned and the PGE dated as of July 10, 2006, relating to the option granted to the PGE to purchase the above-mentioned rights in the Work, which rights are more fully described in the Purchase Agreement, attached to the Option Agreement.

Per: /s/ Mark Tuit         10 July 2006
__________________________________  ___________________________________
Mark Tuit (Writer)            Date

Attest:  /s/ Witness                    10 July 2006
__________________________________  ___________________________________
(Witness)             Date

Ex 4.5 - 13